Exhibit 10.4

IMMERSION CORPORATION

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (this “Agreement”) is made and entered into effective as of May 26, 2023 (the “Effective Date”), by and between J. Michael Dodson (“Executive”) and Immersion Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A.       It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.

B.       The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C.       In order to provide Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide Executive with certain severance and other benefits upon Executive’s termination of employment in connection with a Change of Control.

D.       The Board also believes it is in the best interests of the Company and its shareholders to provide Executive with severance upon an involuntary termination other than in connection with a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.                  Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)               Cause. “Cause” shall mean Executive’s (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has an adverse effect on the business or affairs of the Company or its affiliates or stockholders; (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board that is not cured within thirty (30) days following written notice from the Board; (iii) commission of any violation of a company policy that has a material adverse effect on the business or reputation of the Company or (iv) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

(b)               Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i)                 a change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)                had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)                 were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(ii)              any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iii)            the consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of:

(A)                the Company (or its successor) and

(B)                 any direct or indirect parent corporation of the Company (or its successor); or

(iv)             The sale, transfer or other disposition of all or substantially all of the Company’s assets, which for the avoidance of doubt, shall include the distribution (by way of dividend, distribution or similar action), in a single distribution or in a series of distributions occurring within a 12-month period, by the Company of cash to its shareholders of an amount equal to an aggregate of at least fifty percent (50%) of the Company’s cash and cash equivalents held as of the date immediately prior to the date of such distribution, or in the case of multiple distributions within a 12-month period, as measured by the total amount of distributions within such 12-month period against the total cash and cash equivalents of the Company as of the date immediately prior to the date of such initial distribution within such 12-month period.

For purposes of subsection 1(b)(i) above, the term “look-back date” shall mean the date 24 months prior to the date of the event that may constitute a Change of Control.

For purposes of subsection 1(b)(ii)) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a parent or subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock.

Any other provision of this Section 1(b) notwithstanding, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change of Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission for the initial or secondary public offering of securities or debt of the Company to the public.

(c)               Equity Award. “Equity Award” shall mean Executive’s awards of options, stock appreciation rights, restricted shares or stock units with respect to the Company or its successor, or the direct or indirect parent of either, or of any deferred compensation into which such stock options, stock appreciation rights, restricted shares or stock units were converted upon or prior to a Change of Control.

(d)               Involuntary Termination. “Involuntary Termination” shall mean:

(i)                 a material reduction in Executive’s title, duties, authorities or responsibilities as the Chief Financial Officer of the Company without the Executive’s consent;

(ii)              without Executive’s express written consent, a reduction by the Company of Executive’s base compensation of more than ten percent (10%), unless such reduction in base compensation is part of a general reduction in compensation applicable to senior executives of the Company;

(iii)            without Executive’s express written consent, the relocation of Executive’s principal place of employment, including Executive’s home office if Executive primarily works from Executive’s home, to a facility or a location more than forty (40) miles from its location as of the Effective Date or, on or following a Change of Control, from its location immediately prior to such Change of Control;

(iv)             any termination of Executive by the Company which is not effected for Cause; or

(v)               the failure of the Company to obtain the assumption of this Agreement or any other agreement between the Company and Executive by any successors contemplated in Section 10 below.

A termination shall not be considered an “Involuntary Termination” unless Executive provides notice to the Company of the existence of the condition described in subsections (i), (ii), (iii) or (iv) above within ninety (90) days of the initial existence of such condition, the Company fails to remedy the condition within thirty (30) days following the receipt of such notice, and Executive terminates employment within one-hundred eighty (180) days following the initial existence of such condition. A termination due to death or disability shall not be considered an Involuntary Termination.

(e)               Termination Date. “Termination Date” shall mean Executive’s “separation from service” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                  Term of Agreement. This Agreement will automatically terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

3.                  At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.

4.                  Involuntary Termination in Connection with a Change of Control. If Executive’s employment with the Company terminates as a result of an Involuntary Termination either on or at any time within twelve months (12) months after a Change of Control, or within three (3) months prior to a Change of Control, and Executive signs and does not revoke a release in a form approved by the Company (a “Release”) that has become irrevocable within sixty (60) days following the later of the Change of Control or the Termination Date, then Executive shall be entitled to the following severance benefits, subject to Section 9 below:

(a)               100% of Executive’s annual base salary (as in effect prior to any reduction that constitutes a basis for Involuntary Termination pursuant to this Agreement), payable in a lump sum on the sixtieth (60th) day following the later of the Termination Date or the Change of Control;

(b)               payment (or reimbursement) of up to 12 months of premiums under COBRA for health insurance coverage for Executive and Executive’s eligible dependents, at the same level and for the same eligible dependents covered as of Executive’s Termination Date, but not beyond the date that Executive (or his eligible dependents) become COBRA ineligible, provided that Executive is solely responsible for timely electing COBRA continuation coverage, and provided further, however, that notwithstanding the foregoing, in the event that the Company determines that such COBRA premium payments could result in adverse tax treatment to the Company or Executive under applicable law, the Company may instead provide Executive with payments during the foregoing coverage period equivalent in value to the COBRA premiums otherwise payable by the Company hereunder, but without regard to whether Executive (or his eligible dependents) continue group health coverage under the Company’s group health plan; and

(c)               all of Executive’s outstanding Equity Awards subject to time-based vesting only will become fully vested and exercisable; provided, however, that notwithstanding any contrary provision in the Equity Award agreement, if Executive is entitled to accelerated vesting under this Section 4 as a result of an Involuntary Termination within three (3) months prior to a Change of Control: (1) the portion of the Equity Award subject to such accelerated or credited vesting shall not be forfeited or terminated upon the Termination Date but shall remain outstanding until immediately prior to the Change of Control, (2) the accelerated vesting shall be deemed to take place immediately prior to the Change of Control, and (3) any options and stock appreciation rights will remain outstanding and exercisable in accordance with, and for the post-termination exercisability period set forth in, the applicable Equity Award agreement as if Executive’s status as a service provider of the Company had ceased as of the Change of Control (provided that in no event will an Equity Award remain outstanding after the expiration of the Equity Award’s maximum term to expiration and, for the avoidance of doubt, subject to any earlier termination in accordance with the terms and conditions of the Company’s plan, including if applicable, its termination in connection with the Change of Control).

5.                  Involuntary Termination Apart from a Change of Control. If Executive’s employment with the Company terminates as a result of an Involuntary Termination that occurs more than three (3) months prior to or twelve (12) months after a Change of Control, and Executive signs and does not revoke a Release that has become irrevocable within sixty (60) days following the Termination Date, then Executive shall be entitled to the following severance benefits, subject to Section 9 below:

(a)               100% of Executive’s annual base salary (as in effect prior to any reduction that constitutes a basis for Involuntary Termination pursuant to this Agreement), payable in a lump sum on the sixtieth (60th) day following the Termination Date; and

(b)               payment (or reimbursement) of up to 6 months of premiums under COBRA for health insurance coverage for Executive and Executive’s eligible dependents, at the same level and for the same eligible dependents covered as of Executive’s Termination Date, but not beyond the date that Executive (or his eligible dependents) become COBRA ineligible, provided that Executive is solely responsible for timely electing COBRA continuation coverage, and provided further, however, that notwithstanding the foregoing, in the event that the Company determines that such COBRA premium payments could result in adverse tax treatment to the Company or Executive under applicable law, the Company may instead provide Executive with payments during the foregoing coverage period equivalent in value to the COBRA premiums otherwise payable by the Company hereunder, but without regard to whether Executive (or his eligible dependents) continue group health coverage under the Company’s group health plan.

6.                  Mutually Exclusive Benefits. For the avoidance of doubt, the benefits afforded under Sections 4 and 5 are mutually exclusive. If Executive has an Involuntary Termination within three (3) months prior to a Change of Control and becomes entitled to cash severance pursuant to Section 4, but already received cash severance pursuant to Section 5, the amount of the cash severance payable pursuant to Section 4 shall be offset by the amount already paid, subject to compliance with Section 409A of the Code.

7.                  Accrued Wages and Vacation; Expenses. If Executive’s employment with the Company terminates, without regard to the reason for, or the timing of, Executive’s termination of employment, then (i) the Company shall pay Executive any unpaid wages due for periods prior to the Termination Date; (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

8.                  Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(a)               delivered in full or

(b)               delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.

9.                  Section 409A; Delayed Commencement of Benefits. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code (“Section 409A”), and this Agreement shall be administered accordingly. In the event that any changes to this Agreement or any additional terms are required to ensure that a payment is either exempt from or complies with Section 409A so that the additional taxes under Section 409A are not applied, Executive hereby agrees that the Company may make such change or incorporate such terms (by reference or otherwise) without Executive’s consent. Each payment contemplated by this Agreement will be treated as a separate payment for purposes of Section 409A. If any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to Executive prior to the earliest of (a) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company, (b) the date of Executive’s death or (c) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant, as applicable.

10.              Successors.

(a)               Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)               Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.              Notices.

(a)               General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)               Notice of Termination. Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 11. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder, subject to the requirements of Section 1(d).

12.              Arbitration. Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara, California, except that any alleged breach of Executive’s confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

13.              Miscellaneous Provisions.

(a)               No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)               Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)               Integration. This Agreement supersedes and replaces any prior agreements, representation or understandings, whether written, oral, express or implied, between Executive and the Company, including but not limited to the Retention and Ownership Change Event Agreement entered into between Executive and the Company effective May 22, 2021 and any accelerated vesting provisions set forth therein or in any other agreement applicable to Executive’s Equity Awards (to the extent modified by this Agreement), and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof.

(d)               Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e)               Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)                Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	IMMERSION CORPORATION

By:/s/ Eric Singer
Name: Eric Singer
Title: President and Chief Executive Officer

EXECUTIVE:
By: /s/ J. Michael Dodson
Name: J. Michael Dodson
Title: Chief Financial Officer